Exhibit 99.1

Liberty Mutual Insurance Completes Acquisition of State Auto Group

BOSTON (March 1, 2022) - Liberty Mutual Insurance has completed the acquisition of State Auto Group, a super-regional property and casualty insurance holding company headquartered in Columbus, Ohio that distributes personal and small commercial coverages in 33 states through approximately 3,400 independent agents. More than 2,000 State Auto employees will join Liberty Mutual’s Global Retail Markets US business unit.

Through the mutual transaction and merger, originally announced in July, Liberty Mutual adds $2.3 billion in premium and becomes the second-largest carrier in the independent agent channel.

Under the terms of the agreement – which received all required regulatory approvals – State Automobile Mutual Insurance Company members became mutual members of Liberty Mutual Holding Company Inc. and Liberty Mutual acquired all of the publicly held shares of common stock of State Auto Financial Corp. (NASDAQ: STFC) for $52 per share in an all-cash-deal of approximately $1 billion. The companies will continue to operate as separate businesses throughout most of 2022.

“Across Liberty Mutual and State Auto, we have a shared commitment to the Independent Agency channel and being the carrier of choice for independent agents,” said Liberty Mutual President & COO, Global Retail Markets US, Hamid Mirza. “We are closely aligned in how we put people first, strive to make things better, and behave with integrity every day. Together, we’ll be a leader in both the personal lines and small commercial insurance markets, helping policyholders when they need it most and giving our people more opportunities to grow and thrive.”

With the completion of the acquisition, Liberty Mutual also confirms the immediate appointment of Kim Garland as president of State Auto. Garland was most recently the company’s senior vice president of personal and commercial lines and managing director of State Auto Labs. He added, “We bring together two organizations of passionate, driven, and talented individuals. Our combined strength allows us to significantly expand our relationships with independent agents and brokers, and make more strategic investments in the independent agent channel to continue driving profitable growth.”

Waller Helms Advisors LLC and Goldman Sachs & Co. LLC acted as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Liberty Mutual in the transaction.

Houlihan Lokey Capital, Inc. acted as financial advisor and Kirkland & Ellis LLP acted as legal advisor to the Special Committee of Independent Directors of State Auto Financial Corp. in the transaction.

Keefe, Bruyette & Woods, a Stifel Company, and BofA Securities, Inc. acted as financial advisors and Squire Patton Boggs (US) LLP acted as legal advisor to the Special Committee of Independent Directors of State Auto Mutual in the transaction.

About Liberty Mutual Insurance
At Liberty Mutual, we believe progress happens when people feel secure. By providing protection for the unexpected and delivering it with care, we help people embrace today and confidently pursue tomorrow.

In business since 1912, and headquartered in Boston, today we are the sixth largest global property and casualty insurer based on 2020 gross written premium. We also rank 71 on the Fortune 100 list of largest corporations in the U.S. based on 2020 revenue. As of December 31, 2021, we had $48.2 billion in annual consolidated revenue.

We employ over 45,000 people in 29 countries and economies around the world. We offer a wide range of insurance products and services, including personal automobile, homeowners, specialty lines, reinsurance, commercial multiple-peril, workers compensation, commercial automobile, general liability, surety, and commercial property.
For more information, visit www.libertymutualinsurance.com.

Media Contact:
Glenn Greenberg
617-574-5874
mediarelations@libertymutual.com